UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 30, 2011

Date of Report (Date of earliest event reported)

Bitzio, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction)

000-51688

(Commission File Number)

16-1734022

(IRS Employer Identification No.)

548 Market Street, Suite 18224, San Francisco, California, 94104

(Address of principal executive offices)

(213) 400-0770

Registrant’s telephone number, including area code

_______________________________________________

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 FR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On September 30, 2011, Bitzio, Inc.’s wholly owned subsidiary, Digispace Holdings, Inc., completed the purchase from Mr. Jose Rivera and Mr. Amish Shah (collectively, the “Sellers”) of all of their interests in Digispace Solutions, LLC pursuant to an August 3, 2011 agreement, as amended (the “Agreement”). Mr. Shah was appointed as a director of Bitzio, Inc. and as its Executive Vice President of Product Vision on August 22, 2011.

Digispace Solutions, LLC is an online performance-based advertising company offering a variety of services to assist in the development of a company’s online presence, marketing, tracking and customer management. It provides proprietary web technologies to power online strategies and solutions.

As consideration for the acquisition, Digispace Holdings, Inc. will pay to the Sellers $200,000 cash of which, pursuant to the Agreement, $10,000 was paid upon closing, $90,000 will be paid on or before October 31, 2011 and $100,000 will be paid on or before December 31, 2011. The Agreement also provides that Digispace Holdings, Inc. will assume approximately $575,000 of Digispace Solutions, LLC debt and Bitzio, Inc. will, on or before October 14, 2011, grant options to the Sellers to purchase up to 1,000,000 shares of the common stock of Bitzio, Inc. at a price of $0.45 per share for five years following the closing date.  The Agreement also provides that the Sellers will join Bitzio, Inc.’s Advisory Board for six months, for which they will be paid 5% of Bitzio, Inc.’s revenue during that period, to a maximum combined total of $300,000.

A copy of the Agreement will be attached as an exhibit to Bitzio, Inc.’s quarterly report as filed on Form 10-Q for the period ending September 30, 2011.

Item 9.01 Financial Statements and Exhibits

Audited and pro forma financial statements and required information relating to Digispace Solutions, LLC will be provided no later than 75 days from the closing date of the transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2011

BITZIO, INC.

/s/ Gordon C. McDougall

Gordon C. McDougall

Chief Executive Officer